EXHIBIT 99.1

Mesa Energy Holdings, Inc. Announces the Filing of a Definitive Proxy Statement

Dallas, TX, March 22, 2013: Mesa Energy Holdings, Inc. (“Mesa”) (OTCBB: MSEH), an oil and gas exploration and production company, announced today that the definitive Proxy Statement relating to the sale of substantially all of Mesa’s assets to Armada Oil, Inc. (OTCBB: AOIL) (“Armada Oil”) in the proposed combination of Mesa's and Armada Oil's business, has been filed with the Securities and Exchange Commission and is currently being disseminated to Mesa’s stockholders of record as of November 23, 2012.

The definitive Proxy Statement contains, among other things, information relating to Mesa’s proposed sale to Armada Oil of 100% of the issued and outstanding shares of Mesa Energy, Inc. (“MEI”), a wholly owned subsidiary of Mesa, which shares constitute substantially all of the assets of Mesa (the “Acquisition”). Pursuant to the Asset Purchase Agreement and Plan of Reorganization, following receipt by Mesa of consent from a majority of its stockholders, Armada Oil and Mesa will close the Acquisition and Armada Oil will issue and distribute, as consideration for the Acquisition, 0.40 shares of its common stock to the stockholders of Mesa for each Mesa common share owned by such stockholders as of the close of business the day before the closing of the Acquisition.

Mesa’s stockholders as of the record date are entitled to vote their shares. The consent of a majority of the outstanding Mesa common stock is required to approve the Acquisition. Stockholders may consent or withhold their consent electronically or by mail, by marking, signing, dating and mailing the proxy cards or voting electronically in accordance with the instructions set forth on the proxy card. The Company expects to receive the required number of consents to approve the Acquisition and, subject to the receipt of that vote, anticipates closing the Acquisition prior to the end of March 2013.

“Our Board has unanimously recommended this Acquisition and we encourage our shareholders to respond to the consent request as soon as possible. We believe the business combination with Armada Oil will result in a combined company with much greater critical mass, the opportunity for listing on a national exchange and enhanced opportunities for growth in shareholder value,” Randy M. Griffin, Chairman and Chief Executive Officer of Mesa commented. “As designated Chairman and Chief Executive Officer of Armada Oil following the closing of the Acquisition, I intend to do all I can to grow the combined company into a significant independent oil and gas producer.”

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities. The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Garfield and Major Counties, OK and Wyoming County, NY.

More information about the Company may be found at http://mesaenergy.us.

About Armada Oil, Inc.

Houston, Texas-based Armada Oil, Inc. (OTCBB: AOIL) is an independent oil and gas company focused on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America. Armada Oil holds strategic acreage positions in and around the Laramie and Hanna Basins in Southern Wyoming that includes a nearly contiguous 34,000+ acre site near existing infrastructure in the liquids-rich Niobrara formation and a footprint in the Eagle Ford shale play in Texas.

More information about Armada Oil may be found at http://www.armadaoilinc.com.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, including those relating to the proposed Mesa and Armada Oil business combination, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information

Mesa Energy Holdings, Inc.

IR@mesaenergy.us

Ph: 972-490-9595